INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 1st day of April, 2021

BETWEEN:

FLORA GROWTH CORP., a body corporate duly incorporated under the laws of the Province of Ontario, with an address of Suite 900, 65 Queen St. W., Toronto, Ontario M5H2M5

(hereinafter called the “Company”)
                              OF THE FIRST PART

AND:

2749058 ONTARIO LTD., a body corporate duly incorporated under the laws of the Province of Ontario, through the person of James Williams, an individual with an address of [personal information redacted].

(hereinafter called the “Consultant”)

         OF THE SECOND PART

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide consulting services to the Company in his capacity as VP of Corporate Development as an independent contractor, as more particularly described in Schedule “A” attached hereto.

2. The term of this Agreement shall be one year, unless terminated earlier in accordance with the termination provisions herein (together with any extensions of this Agreement, the “Term”).

3. The consideration payable to the Consultant for the services performed hereunder shall be US$80,000 per year, payable in equal monthly amounts in advance on the first business day of each calendar month during the Term.

4. The Consultant shall be responsible for:

a.	the payment of income taxes and goods and services tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;
b.	maintaining proper financial records of the Consultant, which records will detail, amongst other things, expenses incurred on behalf of the Company; and
c.
obtaining all necessary licenses and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

5. The terms “subsidiary” and “subsidiaries” as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6. During the Term, the Consultant shall:

a.	provide the consulting services to the Company, and the Consultant shall be available to provide such services to the Company in a timely manner subject to availability at the time of the request; and
b.
except as permitted under this Agreement, immediately terminate any employment, consulting or other services relationship with Rivet”) and its affiliates or subsidiaries, and not become employed or enter into any agreements or arrangements with Rivet or any of its affiliates or subsidiaries, directly or indirectly. Nothing contained in this subparagraph 6(b) shall restrict the Consultant from continuing:

(a)	as a minority, non-controlling shareholder of Rivet;
(b)	as the founder of Cannabis Manufacturer’s Guild Ltd. (“CMG”) or participating in any activities directly related to such position;
(c)	to participate in transactions unrelated to the cannabis industry; or
(d)	continuing as a director of CMG’s Canadian subsidiaries,

provided that such activities, roles, holdings and participations do not conflict or adversely interfere with (or could be reasonably expected to conflict or adversely interfere with) the services provided under this Agreement or the Company’s plans developed pursuant to such services. For certainty, the Consultant shall not, directly or indirectly, assist Rivet with any matters other than as may be necessary for the Consultant to perform the services set out in this Agreement.

7. The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred in connection with the duties hereunder.  For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the services performed and expenses incurred, including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

8. The Consultant shall not, either during the continuance of this contract or at any time for a period two (2) years thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company’s purposes and shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant’s own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries.

9. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

10. This Agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing.  Just cause shall be defined to include, but is not limited to the following:

a.	Dishonesty or fraud;
b.	Theft;

c.	Breach of fiduciary duties;
d.	Being guilty of bribery or attempted bribery; or
e.	Gross mismanagement.
11. Either the Company or the Consultant shall be entitled to terminate this Agreement without cause by delivering notice in writing to the other party (or payment in lieu of such notice in the case of the Company) no later than 30 days prior to the date of termination.

12. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

13. The Consultant expressly agrees and represents that the services to be performed by the Consultant pursuant hereto are not in contravention of any non-compete or non-solicitation obligations by which the Consultant is bound.

14. The Company shall indemnify and hold the Consultant harmless to the fullest extent allowed by the law from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever the Consultant may suffer by reason of the fact that the Consultant is or was a consultant, officer, employee or agent of the Company or any subsidiary of the Company, or by reason of any act done or not done by the Consultant in any such capacity or capacities, provided that the Consultant acted in good faith, in a manner reasonably believed to be in or not opposed to the best interest of the Company and its subsidiaries.

15. It is expressly agreed, represented and understood that the parties hereto have entered into an arms-length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant or the Company.  Further, this Agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship.  Payments made to the Consultant hereunder shall be made without deduction at source by the Company for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

16. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company.  Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing.  Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof.  Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing.  Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

17. The provisions of this Agreement shall enure to the benefit of and be binding upon the successors and assigns of each of the Company and the Consultant.  For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company or Consultant, as applicable.

18. The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

19. Every provision of this Agreement is intended to be severable.  If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

20. This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein (without regard to conflict of law principles).  For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

21. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

FLORA GROWTH CORP.

Per: “Luis Merchan”
 Luis Merchan
Chief Executive Officer

2749058 ONTARIO LTD.

Per: “James Williams”
 James Williams
Director

Schedule “A”

The Consultant shall:

•	oversee deal analysis, strategic partnerships, and, together with the Company’s chief executive officer, banking relationships;
•	together with the Company and its representatives and consultants, including Mr. Jason Warnock,
•	assist with the Company’s overall strategy formulation; and
•
oversee certain of the Company’s international relations activities, including introductions to government leaders, major international operators and regulatory authorities and the Company’s overall international relations strategy.